UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: February 21, 2008
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 301E, Boca Raton, Florida	33431

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Fourth Amendment to Unsecured Credit Facility
On February 21, 2008, Agilysys, Inc. (the “Company”) entered into the Fourth Amendment Agreement (the “Fourth Amendment”) to its Credit Agreement, dated October 18, 2005 (“Credit Agreement”). The Credit Agreement provides for loans and letters of credit aggregating to $200 million, including a $20 million sub-facility for letters of credit issued by LaSalle Bank National Association or one of its affiliates and a $20 million sub-facility for swingline loans, which are short-term loans generally used for working capital requirements. A copy of the Credit Agreement was filed with the Securities and Exchange Commission on Form 8-K dated October 21, 2005.
The purpose of the Fourth Amendment, among other things, is to modify certain financial covenants and other terms to reflect the change in the unsecured obligations owing with respect to the Company’s Agreement for Inventory Financing. In particular, the Fourth Amendment replaced the definitions of Agreement for Inventory Financing, Consolidated Fixed Charges, Consolidated Funded Indebtedness, Excluded Subsidiary, Leverage Ratio, Liquidity Ratio, Material Indebtedness Agreement, and Permitted Foreign Subsidiary Loans and Investments. The Fourth Amendment also provides that the Company’s Fixed Charge Coverage Ratio cannot be less than 1.20 to 1.00, the Company’s Leverage Ratio cannot exceed 2.80 to 1.00, and for certain Consolidated Net Worth requirements for the Company. For any fiscal quarter in which the Leverage Ratio equals or exceeds 2.00 to 1.00, a Liquidity Ratio of at least 1.00 to 1.00 for such quarter will be applicable as well. Additionally, the Fourth Amendment amended Schedule 3 (Guarantors of Payment) to the Credit Agreement to reflect changes in the Company’s domestic guarantors of payment.
The description of the Fourth Amendment set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which will be filed as an exhibit to the Company’s next periodic report in accordance with Item 601 of Regulation S-X.
Agreement for Inventory Financing
On February 22, 2008, the Company entered into the Fourth Amended and Restated Agreement for Inventory Financing (Unsecured) (“Inventory Financing Agreement”) with IBM Credit LLC, a wholly-owned subsidiary of International Business Machines Corporation (“IBM”). In addition to providing the Inventory Financing Agreement, IBM has engaged and may engage as a primary supplier to the Company in the ordinary course of business.
Under the Inventory Financing Agreement, the Company may finance the purchase of products from authorized suppliers up to an aggregate outstanding amount of $145 million. The Lender may, in its sole discretion, temporarily increase the amount of the credit line but in no event shall the amount of the credit line exceed $250 million. No finance charges shall accrue on any outstanding amounts during the free financing period.
The Inventory Financing Agreement shall remain in force until the termination date, the date specified in a written notice by the Company that it intends to terminate the Inventory Financing Agreement which date shall be no less than ninety days following the receipt by the lender of such written notice, or termination by the lender after the occurrence and during the continuance of an event of default, as defined in the Inventory Financing Agreement. The termination date is defined within the Inventory Financing Agreement as the date specified in a written notice of termination, which notice may also constitute a stop funding notice (as defined in the Inventory Financing Agreement), sent by the lender to the Company, which date shall be no earlier than the date sixty days following delivery by lender of such notice of termination or such other date as lender and the Company may agree from time to time in writing.
The Inventory Financing Agreement contains the same affirmative, negative, and financial covenants customary as the Credit Facility. The Inventory Financing Agreement also contains customary representations and warranties.
The description of the Inventory Financing Agreement set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the Inventory Financing Agreement, which will be filed as an exhibit to the Company’s next periodic report in accordance with Item 601 of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: February 27, 2008